Document must be filed electronically.
Paper documents will not be accepted.
Document processing fee $25.00
Fees & forms/cover sheets
are subject to change.
To access other information or print copies of filed documents, visit www.sos.state.co.us and
select Business.

E-Filed

Colorado Secretary of State
Date and Time: 11/21/2011 03:45 PM
ID Number: 20021100533

Document number: 20111641748
Amount Paid: $25.00

ABOVE SPACE FOR OFFICE USE ONLY

Articles of Amendment

filed pursuant to §7-90-301, et seq. and §7-110-106 of the Colorado Revised Statutes (C.R.S.)

ID number: 20021100533

1. Entity name: KRANEM CORPORATION
(If changing the name of the corporation, indicate name BEFORE the name change)

2. New Entity name: (if applicable) ______

3. Use of Restricted Words *(if any of these terms are contained in an entity name, true name of an entity, trade name or trademark stated in this document, mark the applicable box):*
   - ☐ "bank" or "trust" or any derivative thereof
   - ☐ "credit union" ☐ "savings and loan"
   - ☐ "insurance", "casualty", "mutual", or "surety"

4. Other amendments, if any, are attached.

5. If the amendment provides for an exchange, reclassification or cancellation of issued shares, the attachment states the provisions for implementing the amendment.

6. If the corporation's period of duration as amended is less than perpetual, state the date on which the period of duration expires: ______ *(mm/dd/yyyy)*

OR

If the corporation's period of duration as amended is perpetual, mark this box: ☑

7(Optional) Delayed effective date: ______ *(mm/dd/yyyy)*

Notice:

Causing this document to be delivered to the secretary of state for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that the document is the individual's act and deed, or that the individual in good faith believes the document is the act and deed of the person on whose behalf the individual is causing the document to be delivered for filing, taken in conformity with the requirements of part 3 of article 90 of title 7, C.R.S., the constituent documents, and the organic statutes, and that the individual in good faith believes the facts stated in the document are true and the document complies with the requirements of that Part, the constituent documents, and the organic statutes.

This perjury notice applies to each individual who causes this document to be delivered to the secretary of state, whether or not such individual is named in the document as one who has caused it to be delivered.

CERTIFICATE OF DESIGNATIONS OF THE
SERIES A CONVERTIBLE PREFERRED STOCK OF
KRANEM CORPORATION

     I, Ajay Batheja, hereby certify that I am the Chief Executive Officer of KRANEM Corporation (the “Company”), a corporation organized and existing under the Colorado Business Corporation Act (the “CBCA”), and further do hereby certify:

     That pursuant to the authority expressly conferred upon the Board of Directors of the Company (the “Board”) by the Company’s Articles of Incorporation, as amended (the “Articles of Incorporation”), the Board on November 21, 2011 adopted the following resolutions creating a series of preferred stock designated as “Series A Convertible Preferred Stock,” none of which shares have been issued:

     RESOLVED, that the Board designates the Series A Convertible Preferred Stock and the number of shares constituting such series, and fixes the rights, powers, preferences, privileges and restrictions relating to such Series A Preferred Stock in addition to any set forth in the Articles of Incorporation as follows:

TERMS OF SERIES A CONVERTIBLE PREFERRED STOCK

     1.     Number and Designation. Three Hundred and Fifty Thousand (350,000) of the preferred stock shall be designated as Series A Convertible Preferred Stock.

     2.     Conversion. The Series A Convertible Preferred Stock may be converted into common stock (the “Common Stock”) of the Corporation (the “Conversion”) initially at a ratio of 100 shares of common stock for each share of Series A Convertible Preferred Stock (the “Initial Conversion Ratio”). The Initial Conversion Ratio shall be adjusted proportionally on as converted basis to reflect common stock splits, common stock or preferred stock dividends issued to holders of the Common Stock, and/or other comparable corporate transaction after the date hereof (the “Adjusted Conversion Ratio”).

     3.     Dividends and Liquidation. The holders of the Series A Convertible Preferred Stock shall receive the same cash or stock dividend or liquidation price as received by the holders of the Common Stock on an “as converted” basis using the Initial Conversion Ratio or the Adjusted Conversion Ratio, applicable at the time of the dividend or liquidation, to determine such dividend or liquidation price.

     4.     Voting. The Series A Convertible Preferred shareholders shall not vote as a separate class but shall vote as a combined, single class of shareholders with the Common Stock shareholders on an “as converted basis using the Initial Conversion Ratio or the Adjusted Conversion Ratio, applicable at the time of the voting, to determine the amount of votes held by each shareholder of Series A Convertible Preferred Stock.

     This amendment was adopted by a unanimous vote of the Board of Directors on November 21, 2011.

     IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation on this 21st day of November, 2011.

KRANEM CORPORATION

/s/ Ajay Batheja
Name: Ajay Batheja
Title: Chief Executive Officer